Exhibit 10.2

MARRIOTT VACATIONS WORLDWIDE CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

THIS MARRIOTT VACATIONS WORLDWIDE CORPORATION CHANGE IN CONTROL SEVERANCE PLAN, adopted by Marriott Vacations Worldwide Corporation, a Delaware corporation, is hereby established to provide for the payment of severance benefits to certain of its key executives in the event of certain terminations of employment following a Change in Control (as defined herein). The primary purposes of the Plan are to (i) motivate executives to drive business success independent of the possible occurrence of a Change in Control and reduce distractions associated with a potential Change in Control, and (ii) maximize shareholder value by retaining key executives through the closing of a Change in Control.

Section 1. Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

(a) “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b) “Base Salary” means Executive’s annual rate of base salary in effect on the date of Executive’s Termination of Employment (or, if higher, on the date of the Change in Control), determined in each case prior to reduction for any employee-elected salary reduction contributions made to an Employer-sponsored non-qualified deferred compensation plan or an Employer-sponsored plan pursuant to Section 401(k) or 125 of the Code, and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

(c) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d) “Board” means the board of directors of the Company.

(e) “Cause” means (i) Executive’s conviction of a felony; (ii) an act by Executive which constitutes willful or gross misconduct and which is demonstrably and materially injurious to the Company; or (iii) continued substantial willful violations by Executive of Executive’s employment duties after there has been delivered to Executive a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his or her duties.

(f) “Change in Control” means, and shall be deemed to have occurred if:

(1) Any Person directly or indirectly becomes the Beneficial Owner of more than thirty percent (30%) of the Company’s then outstanding voting securities (measured on the basis of voting power), provided that the Person (i) has not acquired such voting securities directly from the Company, (ii) is not the Company or any of its Subsidiaries, (iii) is not a trustee or other fiduciary holding voting securities under an employee benefit plan of the Company or any of its Subsidiaries, (iv) is not an underwriter temporarily holding the voting securities in connection with an offering thereof, and (v) is not a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Company stock; or

(2) The Company merges or consolidates with any other corporation, other than a merger or consolidation resulting in the voting securities of the Company outstanding immediately prior to such merger or consolidation representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company, the other corporation (if such corporation is the surviving corporation) or the parent of the Company or other corporation, in each case outstanding immediately after such merger or consolidation; or

(3) Continuing Directors cease to represent a majority of the Board, where “Continuing Directors” shall mean the directors of the Board immediately after the date this Plan is adopted, and any other director whose appointment, election or nomination for election by the stockholders is approved by at least a majority of the Continuing Directors at such time; or

(4) The stockholders of the Company approve a plan of complete liquidation of the Company or the Company sells or disposes of all or substantially all of its assets.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the committee designated pursuant to Section 6 to administer this Plan.

(j) “Company” means Marriott Vacations Worldwide Corporation, a Delaware corporation and, after a Change in Control, any successor or successors thereto.

(k) “Employer” means the Company, each of its direct and indirect wholly-owned subsidiaries, and any other Affiliate of the Company that adopts this Plan with the consent of the Board.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Executive” means an individual who (i) is employed by the Employer in a position specified on Exhibit A as of the day before the day a Change in Control occurs, (ii) has been designated by the Committee to participate in the Plan, and (iii) has executed a Participation Agreement.

(n) “Good Reason” means any of the following actions upon or after a Change in Control, without Executive’s express prior written approval, other than due to Executive’s Total Disability or death: (i) a material adverse change in Executive’s status, title, position or responsibilities (including reporting responsibilities) from Executive’s status, title, position or responsibilities as in effect immediately prior to the Change in Control, other than in connection with the Termination of Executive’s employment for Cause or as a result of Executive’s Total Disability or death; (ii) a reduction in Executive’s Base Salary or any failure to pay Executive any compensation or benefits to which Executive is entitled within five days of the date due; (iii) a reduction in Executive’s annual cash bonus opportunity or equity-type incentive opportunity; (iv) the Employer requiring Executive to relocate to any place outside a 50 mile radius of the location serving as Executive’s principal work site immediately prior to the Change in Control, except for reasonably required travel on the business of the Company or an Affiliate which is not materially greater than such travel requirements in effect immediately prior thereto; (v) the failure by the Employer to continue in effect employee benefits for Executive no less favorable in the aggregate as in effect immediately prior to the Change in Control; or (vi) the failure of the Company to obtain an agreement from any successors and assigns to assume and agree to perform the obligations created under this Plan. With respect to (i) through (vi) above, Good Reason shall not be deemed to have occurred unless Executive shall have notified the Employer in writing of his or her intent to resign for Good Reason within thirty (30) days following occurrence of the event constituting Good Reason and the Employer shall not have cured the grounds for Good Reason within ten (10) days following the provision of such notice.

(o) “Participation Agreement” means a written agreement between the Company and an Executive providing for Executive’s participation in this Plan.

(p) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(q) “Plan” means this Marriott Vacations Worldwide Corporation Change in Control Severance Plan as in effect from time to time.

(r) “Release” means a waiver and release to be signed by an Executive substantially in the form attached hereto as Exhibit B.

(s) “Restricted Stock” means an award granted to an Executive pursuant to Article 7 of the Stock and Cash Incentive Plan of Marriott Vacations Worldwide Corporation.

(t) “RSU” means a restricted stock unit award granted to an Executive pursuant to Article 8 of the Stock and Cash Incentive Plan of Marriott Vacations Worldwide Corporation.

(u) “SAR” means a stock appreciation right as described in Article 6 of the Stock and Cash Incentive Plan of Marriott Vacations Worldwide Corporation, which may be settled in shares or cash as provided in the pertinent award agreement.

(v) “Subsidiary” means any corporation, partnership, joint venture, trust or other entity in which the Company has a controlling interest as defined in Treasury Regulation Section 1.414(c)-2(b)(2), except that the threshold interest shall be “more than fifty percent (50%)” instead of “at least eighty percent (80%).”

(w) “Target Bonus” means the greater of (i) Executive’s annual cash target bonus in effect immediately prior to the date a Change in Control occurs, or (ii) Executive’s annual cash target bonus in effect as of the date his or her employment Terminates, in either case assuming full attainment of companywide milestones at target levels.

(x) “Terminate” or “Termination of Employment” means Executive’s “separation from service” from the Company, as determined pursuant to Section 409A of the Code.

(y) “Total Disability” means that, in the Company’s reasonable judgment, either (1) Executive has been unable to perform Executive’s duties because of a physical or mental impairment for 80% or more of the normal working days during six consecutive calendar months or 50% or more of the normal working days during twelve consecutive calendar months, or (2) Executive has become totally and permanently incapable of performing the usual duties of his or her employment with the Company on account of a physical or mental impairment.

Section 2. Severance Benefits. If (i) Executive’s employment with his or her Employer (x) is involuntarily Terminated by the Employer within two years following a Change in Control, other than due to Cause, Total Disability or death, or (y) is Terminated by Executive for Good Reason within two years following a Change in Control, and (ii) Executive executes a Release at the time and in the manner prescribed by the Company (but in no event later than forty-five (45) following Executive’s Termination of Employment), and does not revoke such Release, Executive shall be entitled to the following:

(a) Cash Severance Pay. Executive shall receive a lump sum cash payment equal to two (2) times (three (3) times for the President and Chief Executive Officer of the Company as of the date the Change in Control occurs) the sum of Executive’s (i) Base Salary and (ii) Target Bonus.

(b) Medical Continuation. Executive and such Executive’s spouse and dependents (each as defined under the applicable plan) shall receive Company-paid medical, dental and life insurance coverages for twenty-four months (thirty-six months for the President and Chief Executive Officer of the Company as of the date the Change in Control occurs) at the same benefit level as provided to Executive immediately prior to the Change in Control (which such period shall be treated as “alternative coverage” for purposes of COBRA). In the discretion of the Committee and as an alternative to the benefits described in this Section 2(b), Executive may receive the cash equivalent of the present value of these benefits, measured as of the date of the Termination of Employment.

(c) Accrued Benefits. Executive shall receive any unpaid Base Salary through the date of such Executive’s Termination, any bonus unpaid as of the date of such Executive’s Termination for any previously completed fiscal year of the Company, and a pro rata bonus for the fiscal year of the Company in which such Executive’s Termination occurs, determined by multiplying the Executive’s target bonus for such fiscal year by a fraction, the numerator of which is the number of days from the beginning of such fiscal year to the date of the Change in Control event, and the denominator of which is 365. In addition, Executive shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by such Executive in accordance with Company policies prior to the date of such Executive’s Termination. Executive shall also receive such other compensation (including any stock options or other equity-related payments as described in Section 2(d), below) and benefits, if any, to which such Executive may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy.

(d) Stock Options and other equity-related compensation. All stock options and other equity-related compensation to which Executive is entitled on the date of the Termination of Employment shall be treated as follows:

(1) Restricted Stock and RSUs: With respect to any Restricted Stock, RSUs or any other share-based awards taking a form substantially the same as Restricted Stock or RSUs, the restrictions, forfeiture conditions, deferral of settlement and conditions on distribution other than those imposed by law applicable to such awards shall lapse, and all such awards shall be deemed fully vested, as of the date of Executive’s Termination of Employment, and the subject shares, or equity interests that are substituted for the subject shares as a result of the Change in Control, shall be distributed to Executive immediately following such Termination of Employment. Notwithstanding the preceding sentence, in the event no awards, shares or substitute equity interests are available in connection with the Change in Control, the restrictions, forfeiture conditions, deferral of settlement and conditions on distribution other than those imposed by law applicable to such Restricted Stock, RSU and other share based awards shall lapse, and all such awards shall be deemed fully vested, as of the date of the Change in Control, and the awards shall be distributed to Executive immediately following the Change in Control. In the Committee’s discretion, the distribution of awards as described in this section may be made in the form of a cash payment equal to the product of (i) the per share value, which shall be (I) in the case of a payment made immediately following the Termination of Employment, the fair market value per share as of the date of the Termination of Employment, or (II) in the case of a payment made immediately after the Change in Control, the price paid per share to general stockholders of the Company, through a tender offer or otherwise, pursuant to the transaction resulting in the Change in Control, and (ii) the number of subject shares or substitute equity awards that otherwise would be distributed to the Executive if available and the Committee had not determined to pay cash.

(2) Options and SARs: As of the date of Executive’s Termination of Employment, all of the unvested or unexercisable options, SARs or other share-based awards taking a form substantially the same as options or SARs held by the Executive shall be deemed to be fully vested and exercisable with respect to the subject shares, or other equity interests that are substituted for the shares as a result of the Change in Control, and any other conditions on such awards shall lapse, other than those imposed by law. Such awards shall remain exercisable until the earlier of (i) the end of their original term, or (ii) twelve (12) months (or in the case of an approved retiree, five (5) years) following Executive’s Termination of Employment. Notwithstanding the preceding sentence, in the event no awards, shares or substitute equity interests are available in connection with the Change in Control, the restrictions, forfeiture conditions, deferral of settlement and conditions on distribution other than those imposed by law applicable to such options, SARs and other share-based awards shall lapse, and all such awards shall be deemed fully vested, as of the date of the Change in Control. In the Committee’s discretion, a cash payment may be made to the Executive immediately following the Executive’s Termination of Employment or the date of the Change in Control, whichever is the date upon which the Executive is deemed to be fully vested as determined under this section, in an amount equal to (i) the per share value, which shall be (I) in the case of a payment made immediately following the Termination of Employment, the Fair Market Value per share as of the date of the Termination of Employment, or (II) in the case of a payment made immediately after the Change in Control, the price paid per share to general stockholders of the Company, through a tender offer or otherwise, pursuant to the transaction resulting in the Change in Control, (ii) less the exercise price, and (iii) multiplied by the number of subject shares or substitute equity awards that otherwise would be distributed to the participant if available and the Committee had not determined to pay cash.

(3) Other cash performance-based awards and certain other share-based awards: All of the Executive’s other cash performance-based awards or other share-based awards subject to performance-based vesting shall be deemed to be fully vested as of the Executive’s Termination of Employment, and be paid out immediately thereafter, where such payment shall be based on the full target level of performance specified in the award. Notwithstanding the preceding sentence, in the event no awards, shares or substitute equity interests are available in connection with the Change in Control, the restrictions, forfeiture conditions, deferral of settlement and conditions on distribution other than those imposed by law applicable to such other cash performance-based awards or other share-based awards shall lapse, and all such awards shall be deemed to be fully vested, as of the date of the Change in Control, in which case payment shall be based on the full target level of performance specified in the award. Any other share-based awards other than those described in the foregoing sections 2(d)(1) and (2) and other than as described above in this section 2(d)(3), shall be treated in a manner similar to that described in sections 2(d)(1) and (2).

Section 3. Form and Time of Payment; Payment in Lieu of Other Severance Benefits. The cash severance pay benefits payable to an Executive by his or her Employer under Section 2(a) shall be paid to such Executive in a single lump sum less applicable withholdings within the later of (i) 15 business days after Executive’s date of Termination or (ii) the expiration of the revocation period, if applicable, under the Release, which Release must be executed within 45 days following the date of Termination of Employment. The cash severance benefits provided pursuant to Section 2(a) hereof are in lieu of any cash severance benefits (but, not, for the avoidance of doubt, in lieu of any equity-related vesting or payments and payments under any tax-qualified or nonqualified retirement plan) that may be payable to an Executive pursuant to any other agreement between such Executive and the Employer, or any plan, program or arrangement of the Employer (unless the cash severance benefits under such agreement, plan, program or arrangement are more favorable in the aggregate to such Executive, in which case such benefits shall be provided in lieu of the benefits hereunder).

Section 4. Tax Withholding. The Employer shall withhold from any amount payable to an Executive pursuant to this Plan, and shall remit to the appropriate governmental authority, any income, employment or other tax the Employer is required by applicable law to so withhold from and remit on behalf of such Executive.

Section 5. Limitation of Certain Payments.

(a) In the event the Employer reasonably determines, based upon the advice of the independent public accountants for the Employer, that part or all of the consideration, compensation or benefits to be paid to Executive under this Plan constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times Executive Base Amount (the “Reduced Amount”).

(b) If the determination made pursuant to clause (a) of this Section 5 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this Section 5, the amounts payable or benefits to be provided to Executive shall be reduced such that the reduction of compensation to be provided to Executive is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).

(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Employer which should not have been made under clause (a) of this Section 5 (“Overpayment”) or that additional payments which are not made by the Employer pursuant to clause (a) of this Section 5 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by Executive to the Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Plan, any such Underpayment shall be promptly paid by the Employer to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

Section 6. Plan Effectiveness and Administration. This Plan shall become effective upon its adoption by the Board, and shall be administered by the Compensation Committee of the Board. The Committee shall have the authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan, provided that any such action shall be taken in good faith. The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan. Every interpretation, choice, determination or other exercise by the Committee in good faith of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Committee to reconsider or redetermine such action. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts. The Committee may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of the Plan. All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Employer.

Section 7. Claims Procedure. If any person (hereinafter called the “Claimant”) feels he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Chairman of the Committee. Within 60 days of the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent Plan provisions, and advise the Claimant that he or she may, within 60 days of the receipt of such notice, request in writing to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within 60 days following the hearing thereon, and the Committee shall in writing notify the Claimant of its final decision, again specifying the reasons therefor and the pertinent Plan provisions upon which such decision is based. The final decision of the Committee, if made in good faith, shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed. A Claimant who substantially prevails on a claim brought pursuant to this Section 7 shall be entitled to reasonable attorney’s fees and expenses reasonably incurred in presenting the claim.

Section 8. Plan Amendment and Termination. The Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, by written document executed by its duly authorized representative and at any time to terminate this Plan; provided, however, that no such amendment or termination shall be permitted after a definitive agreement that would effect a Change in Control has been entered into by the Company (or, if there is no such agreement, after the Change in Control occurs). The Plan shall automatically terminate (other than with respect to benefits owed to Executives who previously experienced a Termination) two years and one day after the occurrence of the first Change in Control following the adoption of this Plan.

Section 9. Nature of Plan and Rights. This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Executive or former Executive. Any payment which becomes due under this Plan to an Executive shall be made by his or her Employer out of its general assets, and the right of any Executive to receive a payment hereunder from his or her Employer shall be no greater than the right of any unsecured general creditor of such Employer.

Section 10. Entire Agreement; No Employment Contract.

(a) This Plan constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the effect of a Termination of Employment in connection with or following a Change in Control on the relationship between the Company and its Affiliates and Executive (but, not, for the avoidance of doubt, any equity-related plan or agreement or any tax-qualified or nonqualified retirement plan) .

(b) This Plan does not constitute an employment contract and, except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce Executive’s compensation or other benefits or terminate Executive’s employment, with or without Cause.

Section 11. Section 409A. The payments and benefits hereunder are intended to be excluded from coverage under Section 409A of the Code, and the Plan shall be interpreted accordingly.

Section 12. Spendthrift Provision. No right or interest of an Executive under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Executive.

Section 13. Applicable Law. Except to the extent preempted by federal law, this Plan shall be governed and construed in accordance the laws of the State of Delaware, without regard to principles of conflicts of laws.

EXHIBIT A

POSITIONS COVERED BY THE PLAN

President & Chief Executive Officer

Executive Vice President and Chief Financial Officer

Executive Vice President and Chief Operating Officer-International

Executive Vice President and Chief Operating Officer-North America and Caribbean

Executive Vice President and General Counsel

Executive Vice President and Chief Sales & Marketing Officer

Executive Vice President and Chief Human Resources Officer

Executive Vice President and Chief Information Officer

Executive Vice President and Chief Resort Experience Officer

Executive Vice President and Chief Growth & Inventory Officer

EXHIBIT B

WAIVER AND RELEASE

For and in consideration of the payments and other benefits due to                      (“Executive”) pursuant to the Marriott Vacations Worldwide Corporation Change in Control Severance Plan (the “Plan”), and for other good and valuable consideration, Executive hereby agrees, for Executive, Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever waive and release all known and unknown claims and causes of action, arising on or before the date of Executive’s execution of this Waiver and Release, against Marriott Vacations Worldwide Corporation (the “Company”) or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”), including, but not limited to, all such claims and causes of action which in any way pertain to Executive’s employment with and/or termination of employment from the Company, all allegations of employment discrimination, and/or all other occurrences whatsoever, including but not limited to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et. seq., the False Claims Act, 31 U.S.C Section 3729 et. seq. and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of Executive’s employment with the Company and its Affiliates, as well as any and all such claims under state contract or tort law.

Executive has read this Waiver and Release carefully, acknowledges that Executive has been given at least forty-five (45) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of Executive’s choice prior to executing this Waiver and Release, and Executive fully understands that by signing below Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. Executive also understands that Executive has a period of seven (7) days after signing this Waiver and Release within which to revoke his or her agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to Executive pursuant to the Plan until eight (8) days have passed since Executive’s signing of this Waiver and Release without Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. Finally, Executive has not been forced or pressured in any manner whatsoever to sign this Waiver and Release, and Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Waiver and Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by an Affiliate where Executive’s compensation or benefits are intended to continue or Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of Executive’s termination; or (ii) rights to indemnification or liability insurance coverage Executive may have under the by-laws of the Company or applicable law.

In addition, excluded from this Waiver and Release are any claims which by law cannot be waived, including but not limited to the right to file a charge with or participate in an investigation by the Equal Employment Opportunity Commission (“EEOC”). Executive does, however, hereby waive all rights to recover any money, benefits or reinstatement should the EEOC or any other agency or individual pursue any claims on Executive’s behalf.

This Waiver and Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	Executive

Date	Marriott Vacations Worldwide Corporation

B-2